Exhibit 99.1

Ventas, Inc.    10350 Ormsby Park Place, Suite 300    Louisville, Kentucky 40223     (502) 357•9000     (502) 357•9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS REPORTS THIRD QUARTER NORMALIZED FFO OF $67.0 MILLION;

Third Quarter Normalized FFO Per Share Rises 18.5 Percent to $0.64 Per Share;

Company Increases 2006 Normalized FFO Guidance to $2.41 to $2.43 Per Share;

Issues 2007 Normalized FFO Guidance of $2.70 to $2.75 Per Share

LOUISVILLE, KY (October 26, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that third quarter 2006 normalized Funds from Operations (“FFO”) rose 19.0 percent to $67.0 million, compared with $56.3 million in the third quarter of 2005. Normalized FFO per diluted share in the third quarter of 2006 increased 18.5 percent to $0.64 from $0.54 per diluted share for the comparable 2005 period. In the quarter ended September 30, 2006, the Company had 104.6 million weighted average diluted shares outstanding, compared to 103.9 million weighted average diluted shares outstanding a year earlier.

Normalized FFO for the nine months ended September 30, 2006 was $184.0 million, or $1.76 per diluted share, a 28.8 percent increase from $142.9 million, or $1.54 per diluted share, for the comparable 2005 period.

Normalized FFO for the three and nine months ended September 30, 2006 excludes (a) one-time expenses totaling $7.4 million in connection with the Rent Reset process, (b) the benefit of a $1.8 million reversal of a previously recorded contingent liability relating to an IRS audit of the Company’s 2001 tax year (“2001 Tax Audit”), which was recorded to income due to the favorable outcome of this matter in the third quarter of 2006 and (c) a $1.3 million expense relating to the write-off of unamortized deferred financing fees in connection with the Company’s successful refinancing of its previous secured revolving credit facility with a $500 million unsecured revolving credit facility during the second quarter of 2006. Results for the third quarter and first nine months of 2006 benefited from increased rent resulting from the Rent Reset on the 225 healthcare facilities the Company leases to Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”), the Company’s successful implementation of its acquisition program and leading internal growth rate from its existing leases. Normalized FFO for the nine months ended September 30, 2005 excludes a $0.4 million expense related to fees in connection with a bridge loan commitment obtained by the Company prior to the closing of the Provident Senior Living Trust acquisition, which was not used by the Company.

“With the successful completion of the Rent Reset, we are focused on delivering reliable, growing cash flows and superior risk adjusted returns to our shareholders as we execute on our strategic growth and diversification program. We expect to use our free cash flow to reinvest in acquisitions and increase our dividend in the first quarter of 2007,” Ventas Chairman, President and CEO Debra A. Cafaro said.

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

“We are also pleased to increase our 2006 FFO guidance and to introduce 2007 FFO guidance of $2.70 to $2.75 per diluted share. If achieved, we will have five years of consecutive double-digit FFO per share growth, which is consistent with our overriding objective of increasing earnings per share while systematically creating greater enterprise reliability and shareholder value.”

GAAP NET INCOME

Net income for the quarter ended September 30, 2006 was $32.2 million, or $0.31 per diluted share, compared with net income for the quarter ended September 30, 2005 of $28.7 million, or $0.28 per diluted share. Net income includes a benefit of $1.8 million ($0.02 per diluted share) resulting from the reversal of a previously recorded contingent liability relating to the 2001 Tax Audit that was favorably resolved in late September 2006.

Net income for the nine months ended September 30, 2006 was $90.6 million, or $0.87 per diluted share, compared with net income for the nine months ended September 30, 2005 of $83.4 million, or $0.90 per diluted share. Net income includes a benefit of $1.8 million ($0.02 per diluted share) resulting from the reversal of a previously recorded contingent liability relating to the 2001 Tax Audit that was favorably resolved in late September 2006.

THIRD QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On September 8, 2006, Ventas announced a definitive agreement to purchase a diverse portfolio of 67 healthcare and seniors housing properties in a transaction with entities affiliated with Canada’s Reichmann family for approximately $649 million. The facilities are located in 16 states, and the portfolio consists of four separate asset groups and contains 5,855 beds/units. At closing, Ventas will lease the properties to subsidiaries of Senior Care, Inc. (“Senior Care”). The transaction is expected to add initially about $50 million to Ventas’s annual rental revenue, representing a lease rate of 7.75 percent on the portfolio. Annual rent escalations on the portfolio are expected to range between 3 and 5 percent. The Company expects to close the Senior Care acquisition in the fourth quarter of 2006, although there can be no assurance that the transaction will close, or if it does close, when the closing will occur.

•	Ventas previously announced that it has exercised its election to increase aggregate base rental under the four Master Leases (“Master Leases”) between it and Kindred by $33.1 million per year pursuant to the Rent Reset contained in the Master Leases. The new aggregate annual base rent on the 225 properties Ventas leases to Kindred is $239 million. In early October, Kindred paid $9.5 million to Ventas representing the new, increased base rental for the period July 19, 2006 through October 31, 2006, and Ventas paid to Kindred a $4.6 million reset fee. Annual base rent escalations under the Master Leases, on average, should range between 2.6 and 3 percent, depending on year-over-year increases in the Consumer Price Index (CPI). The next rent escalation date under all Master Leases is May 1, 2007.

•	Annualized rent from Kindred represents approximately 50 percent of the Company’s annualized total revenue, assuming that the Rent Reset and the Senior Care acquisition (excluding the Senior Care Bridge Loan discussed below) were effective at the beginning of the third quarter of 2006. Computed on the same pro forma basis, revenues from market rate, non-government-reimbursed assets in the Company’s portfolio represent approximately 44 percent of the Company’s total revenues, and assets leased to Kindred represent approximately 27 percent of the Company’s total real estate assets (measured on a gross book value basis) on its balance sheet.

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

•	As previously reported, on August 24, 2006, Ventas made a $156.8 million bridge loan (the “Senior Care Bridge Loan”) to various affiliates of Senior Care. Ventas recognized $1.7 million of interest income for the quarter ended September 30, 2006 for this loan, which the Company expects to be repaid in connection with the closing of the Senior Care acquisition.

•	The Company’s Funds Available for Distribution (“FAD”) totaled $0.59 per diluted share in the third quarter, a 20 percent increase compared to the same period of the prior year.

•	The Company’s 2001 Tax Audit was favorably resolved in the third quarter, resulting in the reversal of a $1.8 million contingent liability.

•	On September 19, 2006, Ventas issued $225 million of unsecured senior notes that mature on April 1, 2017 and have an interest rate of 6.75 percent. Proceeds were used to repay outstanding amounts on the Company’s $500 million unsecured revolving credit facility (the “Credit Facility”).

•	At September 30, 2006, the Company had $72.3 million of indebtedness outstanding, excluding $30.2 million of outstanding letters of credit, under the Credit Facility.

•	The Company’s debt to total capitalization at September 30, 2006 was approximately 33 percent.

•	As of September 30, 2006, Ventas’s enterprise value exceeded $6.0 billion.

•	The 225 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDARM to actual cash rent coverage of 2.5 times for the trailing twelve-month period ended June 30, 2006 (the latest date available). Further information detailing these rent coverages, and rent coverages as if $239 million of annual base rent determined pursuant to the Rent Reset had been due and payable over such trailing twelve-month period, by Master Lease and by asset class is contained on a schedule attached to this press release.

•	Ventas expects to file its Form 10-Q for the quarter ended September 30, 2006 on or about October 27, 2006.

THIRD QUARTER 2006 RESULTS

Rental income for the quarter ended September 30, 2006 was $106.8 million, of which $58.8 million resulted from leases with Kindred. Third quarter 2006 expenses totaled $77.4 million and were reduced by the $1.8 million reversal of a contingent liability. Depreciation and amortization totaled $29.7 million and interest expense totaled $34.9 million. General, administrative and professional fees totaled $6.5 million and include $0.8 million for non-cash stock-based compensation. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $0.7 million. Additionally, in the third quarter Ventas incurred one-time expenses totaling $7.4 million in connection with the Rent Reset process, which includes appraisal expenses (for Ventas’s expert appraisers and the Final Appraisers), investment banking fees, litigation costs and legal fees.

NINE MONTH 2006 RESULTS

Rental income for the nine months ended September 30, 2006 was $302.4 million, of which $160.6 million resulted from leases with Kindred. Expenses for the nine months ended September 30, 2006 totaled $217.2 million and were reduced by the $1.8 million reversal of a contingent liability. Depreciation and amortization totaled $87.2 million and interest expense totaled $101.6 million. General, administrative and professional fees totaled $19.5 million and include $2.2 million for non-cash stock-based compensation. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $2.0 million. Additionally, in the third quarter Ventas incurred one-time expenses totaling $7.4 million in connection with the Rent Reset process, which includes appraisal expenses (for Ventas’s expert appraisers and the Final Appraisers), investment banking fees, litigation costs and legal fees.

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

VENTAS RAISES GUIDANCE FOR 2006 AND ISSUES 2007 GUIDANCE

With the completion of the Kindred Rent Reset, and assuming the Company closes the Senior Care transaction in the fourth quarter, Ventas expects its 2006 normalized FFO to be between $2.41 and $2.43 per diluted share, increased from its previous guidance of $2.25 to $2.27 per diluted share. If achieved, this projection represents 15 to 16 percent growth in normalized FFO per share over 2005.

The Company also said that, if the Senior Care transaction closes as expected, it should achieve 2007 normalized FFO of between $2.70 and $2.75 per diluted share and FAD of between $2.55 and $2.60 per diluted share.

The Company’s normalized FFO and FAD guidance for all periods assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company and that the May 1, 2007 rent escalation in Master Lease 2 with Kindred (which is based on CPI) is 2.7 percent. In addition, the Company’s normalized FFO guidance (and related GAAP earnings projections) excludes (a) gains and losses on the sales of assets, (b) the impact of future, unannounced acquisitions, divestitures (including pursuant to tenant options to purchase) and capital transactions, (c) one-time expenses of $7.4 million relating to the Rent Reset, (d) the benefit of a $1.8 million reversal of a contingent liability in connection with the favorable outcome of the 2001 Tax Audit, and (e) the impact of any expenses related to asset impairment, the write-off of unamortized deferred financing fees, or additional costs, expenses or premiums incurred as a result of early debt retirement. FAD for all periods excludes straight-line rental adjustments.

The Company’s guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

A reconciliation of the Company’s guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release. The Company may from time to time update its publicly announced guidance, but it is not obligated to do so.

THIRD QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on October 27, 2006, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.earnings.com. An online replay of the webcast will be available at approximately 12:00 p.m. Eastern Time and will be archived for 30 days.

Ventas, Inc. is a leading healthcare real estate investment trust. At the date of this press release, Ventas owns 388 healthcare and seniors housing assets in 42 states. Its diverse portfolio includes 41 hospitals, 200 skilled nursing facilities and 147 seniors housing and other assets. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain,

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases, including without limitation Kindred’s willingness to renew any or all of its bundles of leased properties expiring in 2008, and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) year-over-year changes in the Consumer Price Index and the effect of such changes on the rent escalator for Master Lease 2 with Kindred and the Company’s earnings; and (q) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2006, June 30, 2006, March 31, 2006, December 31, 2005 and September 30, 2005

(In thousands, except per share amounts)

	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Real estate investments:
Land	$300,384	$300,384	$298,185	$295,363	$295,017
Building and improvements	2,801,301	2,801,550	2,778,262	2,732,533	2,718,128

	3,101,685	3,101,934	3,076,447	3,027,896	3,013,145

Accumulated depreciation	(627,800)	(598,644)	(569,675)	(541,346)	(513,098)

Net real estate property	2,473,885	2,503,290	2,506,772	2,486,550	2,500,047
Loans receivable, net	192,578	35,800	35,870	39,924	52,588

Net real estate investments	2,666,463	2,539,090	2,542,642	2,526,474	2,552,635
Cash and cash equivalents	1,935	1,932	1,466	1,641	5,764
Escrow deposits and restricted cash	52,818	51,227	61,753	59,667	56,397
Deferred financing costs, net	18,100	17,667	16,844	17,581	17,257
Notes receivable-related parties	2,518	2,501	2,859	2,841	2,893
Other	66,581	48,555	36,040	30,914	23,184

Total assets	$2,808,415	$2,660,972	$2,661,604	$2,639,118	$2,658,130

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$2,007,128	$1,882,909	$1,854,551	$1,802,564	$1,811,319
Deferred revenue	8,780	9,374	9,953	10,540	11,126
Interest rate swap agreement	632	—	577	1,580	6,177
Accrued dividend	—	—	—	37,343	37,255
Accrued interest	35,460	14,461	34,636	14,418	30,432
Accounts payable and accrued and other liabilities	82,346	73,838	72,726	74,960	77,316
Deferred income taxes	30,394	30,394	30,394	30,394	30,394

Total liabilities	2,164,740	2,010,976	2,002,837	1,971,799	2,004,019

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value, 180,000 shares authorized; 104,101, 103,975, 103,854, 103,523 and 103,226 shares issued at September 30, 2006, June 30, 2006, March 31, 2006, December 31, 2005 and September 30, 2005, respectively	26,036	26,004	25,974	25,927	25,890
Capital in excess of par value	699,094	696,667	694,531	692,650	692,676
Unearned compensation on restricted stock	—	—	—	(713)	(1,017)
Accumulated other comprehensive income (loss)	1,569	1,449	685	(143)	(942)
Retained earnings (deficit)	(83,024)	(74,124)	(62,308)	(50,402)	(60,280)

	643,675	649,996	658,882	667,319	656,327

Treasury stock, 0, 0, 4, 0 and 79 shares at September 30, 2006, June 30, 2006, March 31, 2006, December 31, 2005 and September 30, 2005, respectively	—	—	(115)	—	(2,216)

Total stockholders’ equity	643,675	649,996	658,767	667,319	654,111

Total liabilities and stockholders’ equity	$2,808,415	$2,660,972	$2,661,604	$2,639,118	$2,658,130

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2006 and 2005

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Rental income	$106,816	$93,569	$302,416	$228,445
Interest income from loans receivable	2,566	1,573	4,373	3,717
Interest and other income	285	791	998	2,523

Total revenues	109,667	95,933	307,787	234,685

Expenses:
Interest	34,917	32,263	101,597	71,969
Depreciation and amortization	29,651	27,694	87,232	59,153
Property-level operating expenses	727	677	2,003	1,870
General, administrative and professional fees (including non-cash stock-based compensation expense of $751 and $471 for the three months ended 2006 and 2005, respectively, and $2,236 and $1,397 for the nine months ended 2006 and 2005, respectively)	6,539	6,580	19,457	18,079
Rent reset costs	7,361	—	7,361	—
Reversal of contingent liability	(1,769)	—	(1,769)	—
Loss on extinguishment of debt	—	—	1,273	—

Total expenses	77,426	67,214	217,154	151,071

Income before net loss on real estate disposals and discontinued operations	32,241	28,719	90,633	83,614
Net loss on real estate disposals	—	—	—	(175)

Income before discontinued operations	32,241	28,719	90,633	83,439
Discontinued operations	—	2	—	(77)

Net income	$32,241	$28,721	$90,633	$83,362

Earnings per common share:
Basic:
Income before discontinued operations	$0.31	$0.28	$0.87	$0.91
Net income	$0.31	$0.28	$0.87	$0.90

Diluted:
Income before discontinued operations	$0.31	$0.28	$0.87	$0.90
Net income	$0.31	$0.28	$0.87	$0.90

Shares used in computing earnings per common share:
Basic	104,021	103,081	103,886	92,172
Diluted	104,568	103,880	104,415	92,944

Dividends declared per common share	$0.395	$0.360	$1.185	$1.080

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	2006 Quarters			2005 Quarters
	Third	Second	First	Fourth	Third
Revenues:
Rental income	$106,816	$99,095	$96,505	$96,274	$93,569
Interest income from loans receivable	2,566	839	968	1,284	1,573
Interest and other income	285	372	341	745	791

Total revenues	109,667	100,306	97,814	98,303	95,933
Expenses:
Interest	34,917	33,723	32,957	33,612	32,263
Depreciation and amortization	29,651	29,111	28,470	28,695	27,694
Property-level operating expenses	727	654	622	706	677
General, administrative and professional fees (including non-cash stock-based compensation expense of $751, $727, $758, $574 and $471, respectively)	6,539	6,287	6,631	6,996	6,580
Rent reset costs	7,361	—	—	—	—
Reversal of contingent liability	(1,769)	—	—	—	—
Loss on extinguishment of debt	—	1,273	—	1,376	—
Net gain on swap breakage	—	—	—	(981)	—
Net proceeds from litigation settlement	—	—	—	(15,909)	—
Contribution to charitable foundation	—	—	—	2,000	—

Total expenses	77,426	71,048	68,680	56,495	67,214

Income before discontinued operations	32,241	29,258	29,134	41,808	28,719
Discontinued operations	—	—	—	5,413	2

Net income	$32,241	$29,258	$29,134	$47,221	$28,721

Earnings per common share:
Basic:
Income before discontinued operations	$0.31	$0.28	$0.28	$0.40	$0.28
Net income	$0.31	$0.28	$0.28	$0.46	$0.28

Diluted:
Income before discontinued operations	$0.31	$0.28	$0.28	$0.40	$0.28
Net income	$0.31	$0.28	$0.28	$0.45	$0.28

Shares used in computing earnings per common share:
Basic	104,021	103,884	103,751	103,542	103,081
Diluted	104,568	104,374	104,300	104,176	103,880

Dividends declared per common share	$0.395	$0.395	$0.395	$0.360	$0.360
Discontinued operations:
Rental income	$—	$—	$—	$230	$202
Interest and other income	—	—	—	165	—
Interest expense	—	—	—	(81)	(154)
Depreciation	—	—	—	(15)	(46)

Income before gain on sale of real estate	—	—	—	299	2
Gain on sale of real estate	—	—	—	5,114	—

Discontinued operations	$—	$—	$—	$5,413	$2

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2006 and 2005

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$90,633	$83,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including amounts in discontinued operations) and amortization	87,232	59,291
Amortization of deferred financing costs	2,320	2,893
Stock-based compensation	2,236	1,397
Straight-lining of rental income	(14,735)	(8,392)
Amortization of deferred revenue	(1,809)	(2,463)
Reversal of contingent liability	(1,769)	—
Loss on extinguishment of debt	1,273	—
Other	764	(2,025)
Changes in operating assets and liabilities:
(Increase) decrease in escrow deposits and restricted cash	(2,568)	3,126
Increase in other assets	(16,390)	(4,066)
Increase in accrued interest	21,042	21,689
Increase in accounts payable and accrued and other liabilities	10,017	16,750

Net cash provided by operating activities	178,246	171,562
Cash flows from investing activities:
Net investment in real estate property	(64,312)	(579,961)
Investment in loans receivable	(156,849)	(47,333)
Proceeds from loans receivable	4,244	7,190
Escrow funds returned from an Internal Revenue Code Section 1031 exchange	9,902	—
Other	(5,455)	1,839

Net cash used in investing activities	(212,470)	(618,265)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	72,300	—
Net change in borrowings under secured revolving credit facility	(89,200)	56,900
Proceeds from debt	223,605	400,000
Repayment of debt	(12,997)	(19,165)
Payment of deferred financing costs	(3,754)	(6,600)
Issuance of common stock	696	101,838
Proceeds from stock option exercises	4,466	4,717
Cash distribution to stockholders .	(160,598)	(88,588)

Net cash provided by financing activities	34,518	449,102

Net increase in cash and cash equivalents	294	2,399
Cash and cash equivalents at beginning of period	1,641	3,365

Cash and cash equivalents at end of period	$1,935	$5,764

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$9,477	$920,973
Escrow deposits and restricted cash	485	33,813
Other assets acquired	350	1,560
Debt assumed	10,848	530,406
Other liabilities	(536)	33,114
Issuance of common stock	—	392,826

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	2006 Quarters			2005 Quarters
	Third	Second	First	Fourth	Third
Cash flows from operating activities:
Net income	$32,241	$29,258	$29,134	$47,221	$28,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including amounts in discontinued operations) and amortization	29,651	29,111	28,470	28,710	27,740
Amortization of deferred financing costs	778	772	770	998	1,058
Stock-based compensation	751	727	758	574	471
Straight-lining of rental income	(4,871)	(4,914)	(4,950)	(5,895)	(5,558)
Amortization of deferred revenue	(611)	(595)	(603)	(1,034)	(1,143)
Reversal of contingent liability	(1,769)	—	—	—	—
Loss on extinguishment of debt	—	1,273	—	1,358	—
Gain on sale of assets (including amounts in discontinued operations)	—	—	—	(5,114)	—
Net gain on swap breakage	—	—	—	(981)	—
Other	904	37	(177)	(497)	(577)
Changes in operating assets and liabilities:
(Increase) decrease in escrow deposits and restricted cash	(1,591)	1,109	(2,086)	6,994	(3,085)
(Increase) decrease in other assets	(13,964)	(2,021)	(405)	(1,330)	5,197
Increase (decrease) in accrued interest	20,999	(20,175)	20,218	(16,014)	17,232
Increase (decrease) in accounts payable and accrued and other liabilities	10,485	1,505	(1,973)	(2,788)	1,324

Net cash provided by operating activities	73,003	36,087	69,156	52,202	71,380
Cash flows from investing activities:
Net investment in real estate property	(101)	(15,660)	(48,354)	(9,592)	(98,181)
Proceeds from real estate disposals	—	—	—	295	—
Investment in loans receivable	(156,849)	—	—	—	—
Proceeds from loans receivable	88	86	4,070	13,084	5,431
Escrow funds returned from an Internal Revenue Code Section 1031 exchange	—	9,902	—	—	—
Other	(209)	(5,212)	(231)	(563)	(671)

Net cash (used in) provided by investing activities	(157,071)	(10,884)	(44,515)	3,224	(93,421)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	(94,700)	167,000	—	—	—
Net change in borrowings under secured revolving credit facility	—	(141,800)	52,600	(6,700)	(60,500)
Proceeds from debt	221,531	—	2,074	200,000	—
Repayment of debt	(2,620)	(7,690)	(2,687)	(212,823)	(12,321)
Issuance of common stock	268	175	253	126	97,144
Proceeds from stock option exercises	1,586	1,520	1,360	2,102	2,681
Cash distribution to stockholders	(41,141)	(41,074)	(78,383)	(37,255)	—
Payment of swap breakage fee	—	—	—	(2,320)	—
Payment of deferred financing costs	(853)	(2,868)	(33)	(2,679)	(1)

Net cash provided by (used in) financing activities	84,071	(24,737)	(24,816)	(59,549)	27,003

Net increase (decrease) in cash and cash equivalents	3	466	(175)	(4,123)	4,962
Cash and cash equivalents at beginning of period	1,932	1,466	1,641	5,764	802

Cash and cash equivalents at end of period	$1,935	$1,932	$1,466	$1,641	$5,764

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$(350)	$9,827	$—	$10,598	$54,729
Escrow deposits and restricted cash	—	485	—	331	1,361
Other assets acquired	350	—	—	—	54
Debt assumed	—	10,848	—	10,768	51,456
Other liabilities	—	(536)	—	161	4,688

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

FUNDS FROM OPERATIONS, NORMALIZED FFO AND FUNDS AVAILABLE FOR DISTRIBUTION

(In thousands, except per share amounts)

	2006 Quarters			2005 Quarters
	Third	Second	First	Fourth	Third
Net income	$32,241	$29,258	$29,134	$47,221	$28,721
Adjustments:
Depreciation on real estate assets	29,156	28,969	28,329	28,557	27,576
Other items:
Discontinued operations:
Gain on sale of real estate	—	—	—	(5,114)	—
Depreciation on real estate assets	—	—	—	15	46

FFO	61,397	58,227	57,463	70,679	56,343
Rent reset costs	7,361	—	—	—	—
Reversal of contingent liability	(1,769)	—	—	—	—
Loss on extinguishment of debt	—	1,273	—	1,376	—
Contribution to charitable foundation	—	—	—	2,000	—
Net proceeds from litigation settlement	—	—	—	(15,909)	—
Net gain on swap breakage	—	—	—	(981)	—

Normalized FFO	66,989	59,500	57,463	57,165	56,343

Straight-lining of rental income	(4,871)	(4,914)	(4,950)	(5,895)	(5,558)

FAD	$62,118	$54,586	$52,513	$51,270	$50,785

Per diluted share:
Net income	$0.31	$0.28	$0.28	$0.45	$0.28
Adjustments:
Depreciation on real estate assets	0.28	0.28	0.27	0.28	0.26
Other items:
Discontinued operations:
Gain on sale of real estate	—	—	—	(0.05)	—
Depreciation on real estate assets	—	—	—	—	—

FFO	0.59	0.56	0.55	0.68	0.54
Rent reset costs	0.07	—	—	—	—
Reversal of contingent liability	(0.02)	—	—	—	—
Loss on extinguishment of debt	—	0.01	—	0.01	—
Contribution to charitable foundation	—	—	—	0.02	—
Net proceeds from litigation settlement	—	—	—	(0.15)	—
Net gain on swap breakage	—	—	—	(0.01)	—

Normalized FFO	0.64	0.57	0.55	0.55	0.54

Straight-lining of rental income	(0.05)	(0.05)	(0.05)	(0.06)	(0.05)

FAD	$0.59	$0.52	$0.50	$0.49	$0.49

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO and FAD appropriate measures of performance of an equity REIT. The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

be calculated to reflect FFO on the same basis. FAD represents normalized FFO excluding straight-line rental adjustments. Currently, the Company’s capital expenditures for its real estate portfolio are immaterial.

FFO and FAD presented herein are not necessarily comparable to FFO and FAD presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is FFO or FAD necessarily indicative of sufficient cash flow to fund all of the Company’s needs.

The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO and FAD should be examined in conjunction with net income as presented elsewhere in this press release.

Guidance for the Years Ending December 31, 2007 and 2006

The following table illustrates the Company’s guidance per diluted share for the years ending December 31, 2007 and 2006:

	NEW GUIDANCE For the Year Ending December 31, 2007			NEW GUIDANCE For the Year Ending December 31, 2006			PRIOR GUIDANCE For the Year Ending December 31, 2006
Net income	$1.42	—	$1.47	$1.22	—	$1.24	$1.16	—	$1.18
Adjustments:
Depreciation on real estate assets	1.28	—	1.28	1.13	—	1.13	1.08	—	1.08

FFO	2.70	—	2.75	2.35	—	2.37	2.24	—	2.26
Rent reset costs	—	—	—	0.07	—	0.07	—	—	—
Reversal of contingent liability	—	—	—	(0.02)	—	(0.02)	—	—	—
Loss on extinguishment of debt	—	—	—	0.01	—	0.01	0.01	—	0.01

Normalized FFO	2.70	—	2.75	2.41	—	2.43	$2.25	—	$2.27

Straight-lining of rental income	(0.15)	—	(0.15)	(0.19)	—	(0.19)

FAD	$2.55	—	$2.60	$2.22	—	$2.24

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

Net Debt to Pro Forma EBITDA

The following pro forma information considers the effect on net income, interest and depreciation of the Company’s investments and other capital transactions, including the Senior Care Bridge Loan, that were completed during the trailing twelve months ended September 30, 2006, and the Kindred Rent Reset, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) (dollars in thousands):

Pro forma net income for the trailing twelve months ended September 30, 2006	$167,456
Add back:
Pro forma interest	147,027
Pro forma depreciation and amortization	119,007
Net gain on real estate disposals	(5,114)
Loss on extinguishment of debt	2,649
Net gain on swap breakage	(981)
Stock-based compensation	2,809

Pro forma EBITDA	$432,853

As of September 30, 2006:
Debt	$2,007,128
Cash	(1,935)
Restricted cash pertaining to debt	(7,914)

Net debt	$1,997,279

Net debt to pro forma EBITDA	4.6x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the net debt to proforma EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this press release.

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

As of September 30, 2006
2006	$2,728
2007	15,778
2008	33,117
2009	388,026
2010	265,915
Thereafter	1,305,025

Total maturities	2,010,589
Less unamortized discounts	(3,461)

Senior notes payable and other debt	$2,007,128

Ventas – Kindred Portfolio

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease and by asset class, using Kindred’s actual cash rent for the period:

Ventas - Kindred Master Lease	Facility Count	TTM EBITDARM Coverage[1,3,5]	TTM EBITDAR Coverage[1,4,5]
1	91	2.4x	1.8x
2	46	2.8x	2.1x
3	43	2.4x	1.7x
4	45	2.3x	1.7x

Portfolio	225	2.5x	1.9x

Ventas - Kindred Asset Class	Facility Count	TTM EBITDARM Coverage[1,3,5]	TTM EBITDAR Coverage[1,4,5]
Hospitals	39	3.7x	3.0x
Skilled Nursing Facilities	186	1.8x	1.2x

Portfolio	225	2.5x	1.9x

-MORE-

Ventas Reports Third Quarter Results

October 26, 2006

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease and by asset class, as if Kindred actual cash rent for the period was $239 million. Actual future results may vary based upon changes in EBITDAR/M at the facilities and annual rent increases, and there can be no assurance that future EBITDAR/M to rent coverages will equal these levels:

Ventas - Kindred Master Lease	Facility Count	TTM EBITDARM Coverage[2,3,5]	TTM EBITDAR Coverage[2,4,5]	Annualized Post-Reset Base Rent Through April 30, 2007[6]	Annualized Pre-Reset Base Rent[6]
1	91	2.1x	1.6x	$98.5	$87.2
2	46	2.2x	1.7x	55.8	45.0
3	43	2.0x	1.4x	41.9	35.6
4	45	2.0x	1.5x	42.7	38.0

Portfolio	225	2.1x	1.6x	$239.0	$205.9

Ventas - Kindred Asset Class	Facility Count	TTM EBITDARM Coverage[2,3,5]	TTM EBITDAR Coverage[2,4,5]	Annualized Post-Reset Base Rent Through April 30, 2007[6]	Annualized Pre-Reset Base Rent[6]
Hospitals	39	3.2x	2.6x	$84.7	$75.0
Skilled Nursing Facilities	186	1.5x	1.0x	154.2	130.8

Portfolio	225	2.1x	1.6x	$239.0	$205.9

[1]	Trailing twelve months EBITDARM and EBITDAR for the period ended June 30, 2006 (the latest available data provided by Kindred) to the Company’s trailing twelve months cash rental revenue.
[2]	Trailing twelve months EBITDARM and EBITDAR for the period ended June 30, 2006 (the latest available data provided by Kindred) to $239 million in aggregate, annual base rent.
[3]	Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees. In the calculation of trailing twelve months EBITDARM, intercompany profit pertaining to services provided by Kindred’s Peoplefirst Rehabilitation and Pharmacy Divisions for the twelve months ended June 30, 2006 has been eliminated from purchased ancillary expenses within the Ventas portfolio.
[4]	Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent, but after deducting a 5 percent management fee. In the calculation of trailing twelve months EBITDAR, intercompany profit pertaining to Kindred’s Peoplefirst Rehabilitation and Pharmacy Divisions for the twelve months ended June 30, 2006 has been eliminated from purchased ancillary expenses within the Ventas portfolio.
[5]	Nursing center salary, wage and benefit expenses for fourth quarter 2005 and first quarter 2006 have been normalized in order to eliminate certain unusual costs related to the implementation of RUGs refinement which went into effect on January 1, 2006.
[6]	Numbers in millions and may not add due to rounding.

-END-